KongZhong Corporation
35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing, China 100044
August 9, 2005
Dear Shareholder:
     You are cordially invited to attend the 2005 Annual General Meeting of Shareholders of KongZhong Corporation. We will hold the meeting on September 6, 2005 at 2 p.m., Beijing time, at our offices on the 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing, China. We hope that you will be able to attend.
     Enclosed you will find a notice setting forth the business expected to come before the Annual General Meeting, our Proxy Statement, a form of proxy card and a copy of our 2004 Annual Report. At this year’s Annual General Meeting, the agenda includes proposals relating to creating a staggered Board of Directors with a three-year term of office, re-electing the five-member Board, authorizing the board to cause the Company to repurchase its own shares from time to time, increasing the number of shares that may be issued under the Company’s equity option plan and reappointing the Company’s independent auditors to hold that office until the next annual general meeting.
     Our Board of Directors has decided that each of the proposals is in the best interests of the Company and its shareholders and therefore recommends that you vote FOR each of these proposals.
     Your vote is very important to us. Whether or not you plan to attend the Annual General Meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please complete, sign, date and promptly return the proxy card in the self-addressed envelope that we have included for your convenience. Submitting the proxy before the Annual General Meeting will not preclude you from voting in person at the Annual General Meeting should you decide to attend.
Sincerely,
Yunfan Zhou
Chief Executive Officer
Beijing, China

KongZhong Corporation
35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing, China 100044
Notice of 2005 Annual General Meeting of Shareholders
August 9, 2005
     The 2005 Annual General Meeting of Shareholders of KongZhong Corporation will be held at the 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing, China, on September 6, 2005, at 2 p.m., Beijing time, for the following purposes:
1.	To receive the financial statements for the fiscal year ended December 31, 2004 and the auditors’ report thereon;

2.	To approve a Special Resolution amending the Articles of Association to permit voting at shareholder meetings by a show of hands if a poll is not demanded;

3.	To approve a Special Resolution amending the Articles of Association so as to create a staggered Board of Directors with all directors serving three-year terms, authorize the directors to appoint additional directors, and allow shareholders to remove any director during his term only for negligence or other reasonable cause;

4.	To approve a Special Resolution amending the Articles of Association so that the office of a director shall be vacated if he develops a conflict of interest with the Company;

5.	To approve a Special Resolution amending the Articles of Association so as to authorize the Board of Directors to cause the Company to repurchase its own shares from time to time;

6.	To elect to our Board of Directors: Hanhui Sun for a one-year term, Yunfan Zhou and Yongqiang Qian for two-year terms and Nick Yang and Charlie Y. Shi for three-year terms;

7.	To increase the number of shares that may be issued under the Company’s equity option plan;

8.	To reappoint our independent auditors to hold office until the next annual general meeting; and

9.	To transact such other business as may properly come before the Annual General Meeting.
     Additional information regarding the matters to be acted on at the Annual General Meeting can be found in the accompanying Proxy Statement. All holders of record of the Company’s ordinary shares on August 1, 2005 will be entitled to attend and vote at the Annual General Meeting. This notice of 2005 Annual General Meeting of Shareholders, the Proxy Statement, a form of proxy card and a copy of the Company’s 2004 Annual Report have been sent on or about August 9, 2005 to all holders of record of ordinary shares as of the close of business on August 1, 2005, Beijing time. This notice of 2005 Annual General Meeting of Shareholders, the Proxy Statement and a copy of the Company’s 2004 Annual Report are also available through our website at http://ir.kongzhong.com.
By Order of the Board of Directors,

Yunfan Zhou
Chief Executive Officer
Beijing, China
FOR SHAREHOLDERS: PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE
ENCLOSED ENVELOPE SO IT IS RECEIVED NO LATER THAN AUGUST 30, 2005, 10 A.M., BEIJING TIME.

KongZhong Corporation
35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing, China 100044
PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
September 6, 2005
INTRODUCTION
     This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of KongZhong Corporation, a company incorporated under the laws of the Cayman Islands (the “Company”), to be used at our 2005 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at the 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing, China, on September 6, 2005, at 2 p.m., Beijing time, and at any adjournments or postponements of the Annual General Meeting. The approximate date on which this Proxy Statement and the accompanying form of proxy card are being sent to shareholders is August 9, 2005.
     The Board of Directors has established August 1, 2005 (the “Record Date”) as the date used to determine those record holders of the Company’s ordinary shares to whom the notice of 2005 Annual General Meeting will be sent. On the Record Date, there were 1,375,187,160 ordinary shares outstanding.
     If you properly cast your vote by executing and returning the enclosed proxy card and your proxy is not subsequently revoked, your vote will be voted in accordance with your instructions. If you execute and return the enclosed proxy card but do not give instructions as to how to vote, your proxy will be voted FOR each proposal described in this Proxy Statement and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual General Meeting.
     A shareholder executing a proxy may revoke it before it is exercised by giving written notice revoking the proxy to our Secretary, by subsequently filing another proxy bearing a later date or by attending the Annual General Meeting and voting in person. A vote cast in accordance with the instructions of a proxy shall be valid notwithstanding (i) the death or unsoundness of mind, subsequent to the execution of the proxy but prior to the Annual General Meeting, of the shareholder who executes the proxy, or (ii) revocation of the proxy, if no written instrument setting forth such death, insanity or revocation shall have been received by the Company at its office as specified in the Notice of 2005 Annual General Meeting of Shareholders no later than one hour prior to the commencement of the Annual General Meeting or any adjournments or postponements of the Annual General Meeting. Attending the Annual General Meeting without further action will not automatically revoke your proxy.
Quorum and Voting Requirements
     Two shareholders present in person or by proxy and holding shares representing in the aggregate no less than 33 1/3% of the outstanding voting shares will constitute a quorum for the transaction of business at the Annual General Meeting.
     The affirmative vote of two-thirds of the outstanding voting shares present in person or by proxy is required to approve Special Resolutions. The affirmative vote of a majority of the outstanding voting shares present in person or by proxy is required to approve all other proposals.

Expenses of Solicitation
          We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual General Meeting. We will reimburse the depositary bank for our ADSs, Citibank, N.A., for costs incurred by it in mailing proxy materials to ADS holders in accordance with our Deposit Agreement.
Annual Report
          A copy of our 2004 Annual Report is enclosed. Our 2004 Annual Report is also available through our website at http://.ir.kongzhong.com. Our Annual Report does not constitute proxy soliciting material.
PROPOSALS
Proposal No. 1. Special Resolution to Allow for Shareholder Voting by a Show of Hands
          Our Articles of Association currently provide for one vote per share. This means that each vote taken at a shareholders’ meeting requires a poll, or a count of each shareholder’s share holding, which can be a relatively time-consuming process. Most Cayman Islands companies also have the option of conducting shareholder votes by a show of hands, which gives each shareholder one vote regardless of the number of shares the shareholder owns. A show of hands may be the preferred method of voting when the issue to be decided is procedural, such as accepting the meeting minutes or deciding to adjourn.
          The Board proposes that the Articles be amended to allow for the option of voting by a show of hands. If this proposal is approved, voting by poll, or one vote per share, will still be available as an option and may be demanded before or on the declaration of the result of a show of hands by:
•	the chairman of the AGM; or

•	any other shareholder or shareholders collectively present in person or by proxy and holding at least ten percent in par value of the shares giving a right to attend and vote at the meeting.
          This proposal does not change the proportion of votes needed to pass a resolution, which is two-thirds for a Special Resolution and a simple majority for all other proposals.
          The Board recommends a vote FOR allowing shareholder voting by a show of hands.
Proposal No. 2. Special Resolution to Create a Staggered Board
          Our Board of Directors (the “Board”) currently consists of five directors. Our Articles of Association (the “Articles”) are silent as to their terms. The Articles allow for the board to consist of as many as 11 directors, but do not currently authorize the Board to appoint new directors to fill the authorized but unfilled Board seats. The Articles currently allow shareholders to remove directors by Special Resolution at any time during their term with or without cause.
          The Board proposes that the Articles be amended by Special Resolution to:
•	create a board with three classes of directors, each class as nearly equal in number as the then total number of directors permits;

•	set the term of each class of directors at three years, although as part of the process of setting up a staggered board, the initial terms of two classes of directors elected at the 2005 Annual General Meeting would be set at one year and two years, respectively. At each succeeding Annual General Meeting of shareholders beginning in 2006, the terms of one class of directors would expire and their successors would be elected to full three-year terms;

•	authorize the Board to appoint directors as additions to the existing directors, up to a total of 11 directors; and

•	allow shareholders to remove any director during his term only for negligence or other reasonable cause and not without cause.
          The purpose of setting a three-year term for directors is to allow for shareholder input in deciding the composition of the Board, whose current members could otherwise continue indefinitely in office.
          The purpose of creating a staggered board, authorizing the Board to appoint additional directors and allowing shareholders to remove any director during his term only for cause is to prevent any shareholder from taking control of the Board by removing incumbent directors and filling the vacancies with his own nominees. The proposed amendments to the Articles will encourage any person who wishes to take over the Company to negotiate with the Board, giving the Board an opportunity to examine the takeover offer, determine if it is in the best interests of the Company and the shareholders, and, if the Board determines such a course is warranted, negotiate for the best possible offer.
          The Board recommends a vote FOR the creation of a staggered board and related amendments to the Articles.
Proposal No. 3. Special Resolution to End Directors’ Terms Due to Conflict of Interest
          Our Articles currently provide that the office of a director shall be vacated if he (a) gives notice in writing that he resigns the office of director, (b) absents himself (without being represented by proxy or an alternate director appointed by him) from three consecutive meetings of the Board without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office, (c) dies, becomes bankrupt or makes any arrangement or composition with his creditors generally, or (d) is found to be or becomes of unsound mind.
          The Board proposes the addition of a fifth circumstance under which the office of a director shall be vacated: namely, if (i) such director becomes an agent, employee, officer, manager or controlling person, or the owner (either of record or beneficially) of twenty percent (20%) or more of any outstanding class of shares, of any corporation (other than one controlled by the Company) or any business that the directors, at a meeting duly convened, determine by at least a majority of the vote to be competitive or adverse to that of the Company or any of its subsidiaries, and (ii) the directors, at a meeting duly convened, deem such director to have a conflict of interest. In determining whether or not a person is a controlling person or beneficial owner, the directors may take into account such factors as business and family relationships.
          The Board recommends a vote FOR the vacating of a director’s office due to conflict of interest.
Proposal No. 4. Special Resolution to Authorize Share Repurchases
          The Articles currently allow the Company to repurchase its own shares provided that the manner of purchase has first been authorized by the shareholders in a general meeting. The Board proposes that the shareholders give the Board general authority to cause the Company to repurchase its own shares from time to time, in such amount, in such manner and at such price as the Board deems to be in the best interests of the Company. Such share repurchases may lead to an enhancement of the net asset value of the Company, earnings per share or both. A share repurchase may also have the effect of delaying, deferring or preventing a change in control of the Company by raising the price of the Company’s shares on the open market.
          In repurchasing shares, the Board may only apply funds legally available for such purpose in accordance with the Memorandum and Articles and the Companies Law of the Cayman Islands. No repurchases of its own shares have been made by the Company to date.
          The Board recommends a vote FOR giving the Board general authority to cause the Company to repurchase its own shares.
Proposal No. 5. Ordinary Resolutions to Re-elect Directors (on the condition that Proposal No. 2 has been approved)

     Our Board consists of five directors. Our Articles are currently silent as to the terms of our directors, with the result that they could serve indefinitely. The Board has proposed as Proposal No. 2 that a three-year term be set for directors and also that a staggered board be created. Should Proposal No. 2 be approved, shareholders will be entitled at the 2005 Annual General Meeting to elect all five directors, who will be divided into three classes. As part of the process of creating staggered board, one class of directors will be elected for an initial term of one year only, a second class of directors will be elected for an initial term of two years only, and a third class of directors will be elected for a full three-year term. At each succeeding Annual General Meeting of shareholders beginning in 2006, the terms of one class of directors will expire and their successors will be elected to full three-year terms.
     On the condition that Proposal No. 2 has been approved, the Board proposes that Hanhui Sun be elected for a one-year term, Yunfan Zhou and Yongqiang Qian be elected for two-year terms and Nick Yang and Charlie Y. Shi be elected for three-year terms.
     All five nominees are currently members of the Board. Set forth below is information regarding the nominees.
     Nominee for Election to the Board of Directors for an Initial One-Year Term Expiring in 2006
     Hanhui Sun, 32, has been an independent director of the Company since July 1, 2005, when he replaced Fan Zhang, who resigned. Mr. Sun is deputy general manager of the Associated Container Business of Maersk (China) Shipping and is responsible for financial reporting and for the operation of several subsidiaries. He was financial controller of SouFun.com, a real estate portal in China, from 2004 to 2005. From 1995 to 2004, he worked in KPMG’s auditing practice, including eight years at KPMG in Beijing, China, where he was an audit senior manager, and two years at KPMG in Los Angeles, U.S. Mr. Sun earned a bachelor’s degree in business administration from the Beijing Institute of Technology in 1993. He is a certified public accountant in China. Mr. Sun is a member of the Audit Committee. The Board has determined that he is an “Audit Committee financial expert” under the definition of the U.S. Securities and Exchange Commission.
     Nominees for Election to the Board of Directors for an Initial Two-Year Term Expiring in 2007
     Yunfan Zhou, 30, one of our founders, has served as the chairman of the board of directors of the Company and our chief executive officer since our inception in May 2002. Prior to establishing the Company, Mr. Zhou served as vice president, executive vice president and general manager of Sohu.com Inc., an Internet portal company, from October 2000 to March 2002. In June 1999, Mr. Zhou co-founded ChinaRen Inc., an Internet portal and community company, and served as chief operating officer and general manager until October 2000, when ChinaRen Inc. merged into Sohu.com Inc. Mr. Zhou holds a master’s degree in electrical engineering from Stanford University and a bachelor’s degree in electronic engineering from Tsinghua University.
     Yongqiang Qian, 32, has been an independent director of the Company since April 2004. Mr. Qian is also the chief executive officer of New Oriental Online Company, an entity specializing in online education that he founded in December 2000, and the chief executive officer of Beijing Liandong Weiye Development Co. Ltd., an entity specializing in wireless value-added services that he co-founded in October 2000. He was also a director and vice president of Beijing New Oriental Education and Technology Group, the parent company of New Oriental Online Company, from 2000 to 2004. From 1993 to 1997, he was a co-founder and project manager at Beijing New Oriental School, a company providing educational and training services, and an affiliate of Beijing New Oriental Education and Technology Group. Mr. Qian holds an MBA degree from Yale University School of Management and a bachelor’s degree from North China University of Technology. Mr. Qian is a member of the Audit Committee, Nominations Committee and Compensation Committee.
     Nominees for Election to the Board of Directors for a Full Three-Year Term Expiring in 2008
     Nick Yang, 30, one of our founders, has served as president, director and chief technology officer of the Company since our inception in May 2002. Prior to establishing our Company, Mr. Yang served as vice president of technology and chief technology officer of Sohu.com Inc. from October 2000 to March 2002. In June 1999, Mr. Yang co-founded ChinaRen Inc. and served as chief technology officer until October 2000, when ChinaRen Inc. merged into Sohu.com Inc. Mr. Yang holds a master’s degree in electrical engineering from Stanford University and a bachelor’s degree from the University of Michigan.
     Charlie Y. Shi, 43, has been a director of the Company since September 2002 and an independent director since April 2004. Mr. Shi has been a member of the Investment Committee of CMT China Value Capital Advisors Limited since May 2004. From April 2001 to April 2004, Mr. Shi served as a managing director of China Assets Investment Management Limited, a Hong Kong-based investment management company. China Assets Investment Management Limited is the sole investment manager of China Assets (Holding) Limited, a Hong Kong registered investment fund that owns 100% of the shares of Global Lead Technology Limited, a holding company that held 13.3% of the shares of our Company before our initial public offering and 9.1% immediately afterward. From February 2000 to March 2001, Mr. Shi was the senior vice president of SOFTBANK China Venture Capital Limited. He served as deputy managing director of Toplap Investments Limited, an investment advisory and management subsidiary of China Insurance (Hong Kong) Group, from February 1998 to December 1999, and served at Merrill Lynch & Co. from March 1992 to January 1998, where his last position was assistant vice president. Mr. Shi holds an MBA degree from California Lutheran University and a bachelor’s degree in economics from Fudan University in Shanghai. He is also a graduate of the Harvard Business School Advanced Management Program. Mr. Shi is a member of the Audit Committee, Nominations Committee and Compensation Committee.
     The Board recommends a vote FOR the election of each of Hanhui Sun, Yunfan Zhou , Yongqiang Qian, Nick Yang, and Charlie Y. Shi.
Proposal No. 6. Ordinary Resolution to Increase the Number of Shares that May be Issued Under the Equity Option Plan
     The KongZhong Corporation 2002 Equity Incentive Plan (the “Plan”) was adopted by the shareholders at a meeting held on June 6, 2002. The Plan initially reserved a total of 70,000,000 ordinary shares for issuance under two categories of options: incentive share options, which may be granted only to officers and employees of the Company or any related corporation, and non-qualified options, which may be granted to any employee, officer, director, consultant or advisor of the Company or any related corporation. On February 15, 2004, the Board increased the number of ordinary shares reserved for issuance under the Plan to 105,000,000, and such increase was approved by the shareholders. As of December 31, 2004, the Company had granted a total of 96,910,000 options that were outstanding, of which 25,737,500 were exercisable as of that date.
     The Board proposes that the number of ordinary shares reserved for issuance under the Plan be increased by 32,000,000 to a new total of 137,000,000 so that the Company may continue to use stock options to attract and retain employees, officers and directors.
     The Board recommends a vote FOR increasing the number of shares that may be issued under the equity option plan.
Proposal No. 7. Ordinary Resolution to Reappoint Our Independent Auditors
     The Board proposes that Deloitte Touche Tohmatsu be reappointed as the Company’s independent auditors for the fiscal year 2005, to hold office until the next Annual General Meeting.
     If the appointment of Deloitte Touche Tohmatsu is not approved by the shareholders, Deloitte Touche Tohmatsu will nevertheless remain the Company’s independent auditor until another independent auditor is appointed by the shareholders or until it resigns from such position.
     Audit Fees
     The table below summarizes the fees that the Company paid or accrued for services provided by Deloitte Touche Tohmatsu for the years ended December 31, 2003 and 2004.

	2003	2004
	(In U.S. dollars)
Audit Fees	$52,500	$100,000

Audit Related Fees	—	549

Tax Fees	—	—

All Other Fees	—	15,224

Total	$52,500	$115,773

     The Board of Directors recommends a vote FOR appointing Deloitte Touche Tohmatsu as the Company’s independent auditors for the fiscal year 2005, to hold office until the next Annual General Meeting.
OTHER MATTERS
     At the date hereof, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual General Meeting. If other matters properly come before the Annual General Meeting, the persons named in the accompanying form of proxy card will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Yunfan Zhou

Chief Executive Officer
Beijing, China
Dated: August 9, 2005